                       DIVALL INCOME PROPERTIES 3, L.P.

                                QUARTERLY NEWS

================================================================================

A PUBLICATION OF THE PROVO GROUP, INC.            FOURTH QUARTER 1996



PROVO REPORTS TO THE ADVISORY BOARD
Kansas City, Missouri


Bruce A. Provo was pleased to report to the DiVall Advisory Board at their quarterly meeting, held on January 29, 1997, "that after four years of challenges, the Partnership has been substantially returned to normal operations."

Board members have received numerous solicitations to buy their units and the more offers they receive the more their confidence grows in the DiVall Public Partnerships.

Mr. Provo expressed his hope "that other Limited Partners would recognize that solicitations are a form of flattery...they want something the investors already have. The vultures are probably reading our correspondence more closely than many Limited Partners."

He also wondered "where were these guys four years ago before operations stabilized?


                          ===========================

                              OTHER NEWS INSIDE...


 .  What's Expected for 1997? ................... PROJECTION HIGHLIGHTS, PG 4

 .  Will There Be Special Distributions?......... PROJECTION HIGHLIGHTS, PG 4

 .  More Recoveries Received.................... RESTORATION HIGHLIGHTS, PG 4

 .  Investors B-E-W-A-R-E.......................... QUESTIONS & ANSWERS, PG 5

 .  Hardee's Corporate Signs New Lease............. PROPERTY HIGHLIGHTS, PG 4

 .  Where are the Former GPs?............................... HIGHLIGHTS, PG 2

 .  I Need My Schedule K-1!........................ QUESTIONS & ANSWERS, PG 5

PAGE 2                             DIVALL 3                               4 Q 96



                        ______________________________

                                   HIGHLIGHTS

 .    Management reports that OPERATING RESULTS for the Partnership should stabilize during 1997 and more closely represent "normal"
           ---------
                activities, since most of the recovery efforts
                                 are behind us.

 .    Former general partner, GARY J. DIVALL, was sentenced to eight (8) years in prison along with seven (7) years of subsequent probation for his plea of "no contest" to criminal charges brought against him by the Wisconsin Attorney General's Office last year. Bruce Provo was the only witness testifying at the sentencing hearing.

 .    The sentencing hearing date for the former general partner, PAUL E.
     MAGNUSON, has been re-scheduled for MARCH 3, 1997.

     Last year he had pleaded "no-contests to criminal charges brought against him by the Wisconsin Attorney General's Office.


    (NOTE:  SEE ENCLOSED UPDATE FROM THE OFFICE OF CRIME VICTIM SERVICES.)

                        ______________________________

                            DISTRIBUTION HIGHLIGHTS


 .    4.6% (approx.) annualized return from operations and other sources and 7.5%
     non-annualized return of capital from a special distribution related to recoveries and equipment lease purchases based on $10,600,000 ("net" remaining initial investment).

 .    $533.00 to $369.00 range of distributions per unit from the first unit sold
                                                                 -----
     to the last unit sold before the offering closed (April 1992),
            ----
     respectively.

     Distributions are from both cash flow from operations and "net" cash
                            ----
     activity from financing and investing activities.

            (NOTE:  ORIGINAL UNITS WERE PURCHASED FOR $1,000/UNIT.)

 .    $54.08 per unit (approx.) for FOURTH QUARTER 1996 from both cash flow from operations and "net" cash activity from financing and investing activities.

 .    $925,000 "total" amount distributed for the FOURTH QUARTER 1996 which was
     $750,000 more than budgeted.

     The higher than budgeted distributions are primarily due to recoveries received from the DiVall "Private" LP settlements, Gary DiVall's mortgage sale, equipment lease buyouts, and a payoff of a note receivable from a former tenant.

PAGE 3                             DIVALL 3                               4 Q 96



                        ______________________________

                 STATEMENTS OF INCOME AND CASH FLOW HIGHLIGHTS

 .    5% increase in RENTAL INCOME from projections.

 .    $380,000 was paid to the Partnership in November 1996 for two (2) equipment leases for the Wisconsin HARDEE'S restaurants. (THESE EQUIPMENT LEASE PURCHASES WILL SUBSTANTIALLY IMPACT FUTURE CASH FLOW FOR THE PARTNERSHIP AS REFLECTED IN THE 1997 "PROJECTED" QUARTERLY DISTRIBUTIONS.)

     This equipment lease buyout for these two (2) properties was a result of final lease negotiations between the Partnership, Terratron, Inc., and Hardee's Food Systems, Inc.

     (NOTE: See "Property Highlights" below for further discussion.)

 .    $239,000 in recoveries was received by the Partnership during the fourth quarter as a result of settlements with the DiVall "Private" Partnerships and the sale of the mortgage on Gary DiVall's farm.

 .    61% increase in "NET" INCOME from projections.

 .    $45,000 was also received for the payoff of a note receivable between the
     Partnership and Terratron, Inc., former tenant of HARDEE'S restaurants in Wisconsin.

 .    $25,000 was paid to the Partnership from Midland Food Systems, tenant of the HARDEE'S restaurant (Wahoo, NE) for their equipment lease.

 .    $16,000 was paid by the Partnership during the fourth quarter for
     INVESTIGATION AND RESTORATION expenses associated with the "Boatmen's" litigation.

     (This lawsuit's expenses and recoveries are shared with the Partnership's affiliated partnerships.)


                        ______________________________

                              PROPERTY HIGHLIGHTS


                                   VACANCIES
                                   ---------

               .  There were no vacancies at December 31, 1996.
                             --


                               RENTS RECEIVABLE
                               ----------------

 .    Midland Food Systems, tenant of the HARDEE'S restaurant (Wahoo, NE) was
     $5,700 delinquent with rental payments at December 31, 1996. The tenant continues to work with the Partnership to cure its delinquency.
                                               ----

PAGE 4                             DIVALL 3                               4 Q 96



                        ______________________________

                         PROPERTY HIGHLIGHTS (CONT'D)


                            OTHER PROPERTY MATTERS
                            ----------------------

 .    Hardee's Food Systems, Inc. signed a new lease with the Partnership in
     November 1996 for the HARDEE'S restaurants in Oak Creek and St. Francis, Wisconsin. This corporate Hardee's tenant replaces Terratron, Inc.

 .    Midland Food Systems, Inc., tenant of the HARDEE'S restaurant (Wahoo, NE)
     bought out its equipment lease in the fourth quarter. In addition, the Partnership is scheduled to sell this property to a third-party in early 1997.


                        ______________________________

                            RESTORATION HIGHLIGHTS

 .    Recoveries received during the FOURTH QUARTER 1996 totalled $239,000
     (approx.) for the Partnership.

 .    "Total" recoveries received TO DATE for the Partnership amount to approximately $2,400,000.

     .  The Partnership is gearing up for its trial against BOATMEN'S First
                                              -----
        National Bank of Kansas City which has been scheduled for MARCH 3, 1997.


                        ______________________________

                   1997 DISTRIBUTION "PROJECTION" HIGHLIGHTS


 .    Management expects the Partnership's operations to stabilize during 1997
                                                        ---------
     excluding special distributions from non-recurring activities such as property sales and "final" recoveries related to the misappropriation of the former general partners and their affiliates.

     (NOTE: Any special distributions made will be included in quarterly distribution checks.)

 .    2.8% (approx.) annualized return on the "net" remaining initial investment which should approximate $10,600,000 during 1997.

 .    $4.38 per unit (approx.) from both cash flow from operations and "net" cash activity from financing and investing activities based on the budgeted $75,000 for each quarter during 1997.
                 ---- -------

PAGE 5                             DIVALL 3                               4 Q 96



                        ______________________________

                               RETURN OF CAPITAL

The following table has been updated to present the breakdown of distributions since the Partnership's first quarterly distribution, for the period ended
                        -----
September 30, 1990 through December 31, 1996.

--------------------------------------------------------------------------------
                                                         DISTRIBUTION   CAPITAL
                                                         ------------   -------
                                                         ANALYSIS       BALANCE
                                                         --------       -------
     Original Capital Balance                                   -       $17,102,520
     Cash Flow From Operations Since Inception           $ 1,299,601           -
     Total Distributions Since Inception                  (7,762,983)          -
                                                          -----------

     (Return) of Capital                                 $(6,463,382)    (6,463,382)
                                                          ===========   -----------

     "NET" REMAINING INITIAL INVESTMENT
          BY ORIGINAL PARTNERS                                  -       $10,639,138
                                                                        ===========

   (NOTE: For a more individualized discussion of return of capital contact
                             Investor Relations.)



                       ______________________________

                              QUESTIONS & ANSWERS


1.   WHAT ARE MY "IMMEDIATE" LIQUIDATION OPTIONS FOR INTERESTS IN THE
     PARTNERSHIP?

     . The only option for "immediate" liquidation of interests, at this time, is through the secondary market. According to current secondary
                                                              -------
          market trading information provided to management, interests in the Partnership have sold during the last quarter between $265-$350 per unit.

     . (CONT'D) IT IS IMPORTANT TO NOTE THAT YOU MAY RECEIVE DIRECT "SOLICITATIONS" OF YOUR INTERESTS BY THIRD PARTIES. WE DO NOT CONTROL
                                                                 -- ---
          NOR SUPPORT THESE SOLICITATION EFFORTS. WE STRONGLY URGE YOU TO
                                                     --------
          THOROUGHLY REVIEW ALL YOUR OPTIONS AND UNDERSTAND EACH SOLICITOR'S
                            ---
          MOTIVATION. WE ENCOURAGE YOU TO CONTACT US IF YOU HAVE ANY QUESTIONS ABOUT YOUR INVESTMENT.

2.   WHEN CAN I EXPECT TO RECEIVE MY SCHEDULE K-1 FOR 1996?

     .    Our current schedule for mailing all 1996 Schedule K-1's for your
                                           ---
          Partnership and its affiliated partnerships is no later than FEBRUARY 28, 1997.

PAGE 6                             DIVALL 3                               4 Q 96



                       ______________________________

                         QUESTIONS & ANSWERS (CONT'D)

3. WHEN WILL 1996 PER UNIT VALUES BE AVAILABLE FOR MY INVESTMENT IN THE PARTNERSHIP?

     . The Partnership's 1996 "year-end" valuation information is currently scheduled to be available by March 1997. We will include this information in our 1996 Annual Reports which will be mailed by early APRIL 1997.

4.   WHEN CAN I EXPECT MY NEXT DISTRIBUTION MAILING?

     . Your next scheduled distribution correspondence for the First Quarter of 1997 will be mailed on MAY 15, 1997.



                                     * * *



================================================================================

 For questions or additional information, please contact Investor Relations at
                       1-800-547-7686 or 1-608-244-7661.


               All written inquiries may be mailed or faxed to:


                             THE PROVO GROUP, INC.

          Post Office Box 2137               1410 Northport Drive
          Madison, Wisconsin  53701-2137     Madison, Wisconsin  53704

                              (FAX 608-244-7663)

================================================================================

--------------------------------------------------------------------------------
                        DIVALL INCOME PROPERTIES 3 L.P.
                   STATEMENTS OF INCOME AND CASH FLOW CHANGES
                 FOR THE THREE MONTH PERIOD ENDED DECEMBER 31, 1996
--------------------------------------------------------------------------------

                                                            PROJECTED      ACTUAL     VARIANCE
                                                            ----------------------------------
                                                               4TH          4TH
                                                             QUARTER      QUARTER      BETTER
OPERATING REVENUES                                           12/31/96    12/31/96      (WORSE)
                                                            ---------  ----------    ---------
  Rental income                                             $ 155,471  $  163,938    $   8,467
  Direct financing interest                                    18,717      13,750       (4,967)
  Interest income                                               9,819       9,814           (5)
  Recovery of amounts previously written off                        0     235,500      235,500
  Other income                                                      0         347          347
                                                            ---------  ----------    ---------
TOTAL OPERATING REVENUES                                    $ 184,007  $  423,349    $ 239,342
                                                            ---------  ----------    ---------
OPERATING EXPENSES
  Insurance                                                 $   1,266  $    1,285         ($19)
  Management fees                                              15,480      39,507      (24,027)
  Restoration fees                                                  0       9,552       (9,552)
  Overhead allowance                                            1,293       1,287            6
  Advisory Board                                                5,250       3,579        1,671
  Administrative                                                5,538       8,535       (2,997)
  Professional services                                           170       3,676       (3,506)
  Auditing                                                     12,000       5,529        6,471
  Legal                                                           900       7,202       (6,302)
  Loss on equipment leases                                          0     115,726     (115,726)
  Property write-downs                                              0       3,500       (3,500)
  Defaulted tenants                                               300           0          300
                                                            ---------  ----------    ---------
TOTAL OPERATING EXPENSES                                    $  42,197  $  199,378    ($157,181)
                                                            ---------  ----------    ---------
INVESTIGATION AND RESTORATION EXPENSES                         $1,401  $   15,574     ($14,173)
                                                            ---------  ----------    ---------

NON-OPERATING EXPENSES
  Depreciation                                              $  29,331  $   29,331    $       0
                                                            ---------  ----------    ---------
TOTAL NON-OPERATING EXPENSES                                $  29,331  $   29,331    $       0
                                                            ---------  ----------    ---------
TOTAL EXPENSES                                              $  72,929  $  244,283    ($171,354)
                                                            ---------  ----------    ---------
NET INCOME                                                  $ 111,078  $  179,066    $  67,988

OPERATING CASH RECONCILIATION:                                                        VARIANCE
                                                                                      --------
  Depreciation                                                 29,331      29,331            0
  Recovery of amounts previously written off                        0    (235,500)    (235,500)
  Property write-downs                                              0       3,500        3,500
  Loss on equipment leases                                          0     115,726      115,726
  (Increase) Decrease in current assets                       (40,649)      5,635       46,284
  Increase (Decrease) in current liabilities                   (4,851)     54,940       59,791
  (Increase) Decrease in cash reserved for payables            (9,000)    (75,000)     (66,000)
                                                            ---------  ----------    ---------
NET CASH PROVIDED FROM OPERATING ACTIVITIES                 $  85,909  $   77,698      ($8,211)
                                                            ---------  ----------    ---------
CASH FLOWS FROM (USED IN) INVESTING
  AND FINANCING ACTIVITIES
  Recoveries from former G.P. affiliates                            0     238,799      238,799
  Principal received on equipment leases                       65,812     564,718      498,906
  Principal payments received on notes receivable              23,415      45,000       21,585
                                                            ---------  ----------    ---------

NET CASH PROVIDED FROM INVESTING AND FINANCING ACTIVITIES   $  89,227  $  848,517    $ 759,290
                                                            ---------  ----------    ---------

TOTAL CASH FLOW FOR QUARTER                                 $ 175,136  $  926,215    $ 751,079

  CASH BALANCE BEGINNING OF PERIOD                            408,136     535,360      127,224
  Less 3rd quarter distributions paid 11/96                  (175,000)   (300,000)    (125,000)
  Change in cash reserved for payables or distributions         9,000      75,000       66,000
                                                            ---------  ----------    ---------
  CASH BALANCE END OF PERIOD                                $ 417,272  $1,236,575    $ 819,303


  Cash reserved for 4th quarter L.P. distributions           (175,000)   (925,000)    (750,000)
  Cash reserved for future distributions                            0           0            0
  Cash reserved for payment of payables                      (108,000)   (165,000)     (57,000)
                                                            ---------  ----------    ---------
  UNRESTRICTED CASH BALANCE END OF PERIOD                   $ 134,272  $  146,575    $  12,303
                                                            =========  ==========    =========
----------------------------------------------------------------------------------------------
                                                             PROJECTED    ACTUAL     VARIANCE
                                                             --------------------------------
* QUARTERLY DISTRIBUTION                                        $175,000  $925,000   $750,000
  MAILING DATE                                                  2/15/97   (ENCLOSED)  -
----------------------------------------------------------------------------------------------

* Refer to distribution letter for detail of quarterly distribution.

PRODUCTION FOR
DISCUSSION PURPOSES      DIVALL INCOME PROPERTIES 3 LIMITED PARTNERSHIP
                                  1996 PROPERTY SUMMARY
                                 AND RELATED ESTIMATED RECEIPTS

PORTFOLIO (NOTE 1)

                                             REAL ESTATE                               EQUIPMENT
                                  -----------------------------      -------------------------------------------------
                                             ANNUAL                     LEASE                  ANNUAL
                                              BASE         %         EXPIRATION                 LEASE            %
CONCEPT      LOCATION                 COST    RENT      YIELD           DATE         COST      RECEIPTS       RETURN
-------------------------------   -----------------------------      -------------------------------------------------
APPLEBEE'S   PITTSBURGH, PA           891,333  116,040   13.02%                    290,469                     0.00%
    *             *                                                                 58,094                     0.00%

DENNY'S      CO SPRINGS, CO           580,183   77,460   13.35%       05/31/97     210,976      53,520         25.37%
DENNY'S      ENGLEWOOD, CO            213,211   35,880   16.83%                    210,976                      0.00%

DENNY'S      SANDFORD, FL           1,136,433  140,340   12.35%                    263,720                      0.00%
    *                 *                                                             79,116                      0.00%

HARDEE'S (3) ST. FRANCIS, WI        1,194,381   92,000    7.70%               (2)  369,688           0          0.00%
    *                *                                                        (2)   84,500           0          0.00%

HARDEE'S (3) OAK CREEK, WI          1,341,906   88,000    6.56%               (2)  482,078           0          0.00%
    *                *                                                        (2)  105,488           0          0.00%

HARDEE'S     WAHOO, NE                511,616   68,280   13.35%                    290,468           0          0.00%
-------------------------------   -----------------------------      -------------------------------------------------

-------------------------------   -----------------------------                 --------------------------------------
PORTFOLIO TOTALS (7 PROPERTIES)     5,869,063  618,000   10.53%                  2,445,573      53,520          2.19%
-------------------------------   -----------------------------                 --------------------------------------

PORTFOLIO (NOTE 1)                                                          ------------------------------------------------
                                                                            ORIGINAL CAPITAL                     $17,102,520
                                                                            NET DISTRIBUTION OF
                                                                                 CAPITAL SINCE
                                                                                  INCEPTION                       $6,463,383
                                                                                                            ----------------
                                                                            CURRENT EQUITY                       $10,639,138
                                                                                                            ----------------
                                                                            ------------------------------------------------

                                         -----------------------------------------                  -------------------
                                                        TOTALS                                           TOTAL %
                                         -----------------------------------------
                                                                                                        ON $10,639,138
                                                         ANNUAL               %                             EQUITY
CONCEPT      LOCATION                     COST          RECEIPTS           RETURN                           RAISE
-------------------------------         ------------------------------------------                  -------------------
APPLEBEE'S   PITTSBURGH, PA              1,239,896         116,040         9.36%
    *             *

DENNY'S      CO SPRINGS, CO                791,159         130,980        16.56%
DENNY'S      ENGLEWOOD, CO                 424,187          35,880         8.46%

DENNY'S      SANDFORD, FL                1,479,269         140,340         9.49%
    *                 *

HARDEE'S (3) ST.FRANCIS, WI              1,648,569          92,000         5.58%
    *                *

HARDEE'S (3) OAK CREEK, WI               1,929,472          88,000         4.56%
    *                *

HARDEE'S     WAHOO, NE                     802,084          68,280         8.51%
-------------------------------         ------------------------------------------                  -------------------

-------------------------------         ------------------------------------------                  -------------------
PORTFOLIO TOTALS (7 PROPERTIES)          8,314,636         671,520         8.08%                                  6.31%
-------------------------------         ------------------------------------------                  -------------------

NOTE 1: This property summary includes only current property and equipment held by the Partnership. Equipment lease receipt shown include a return of capital
     2: The lease was terminated and the equipment sold to Hardee's Food System in conjunction with their assumption of the Terratron leases.
     3: These leases were assumed by Hardee's Food Systems at rental rates lower than those stated in the original leases.